Name:		Mitchell S. Block

Address:	4893 Riverdale Rd., Suite 260
		Atlanta, GA  30337

Company:	Morrison Fresh Cooking, Inc. (MFC)

Position:	Officer - Vice President, General Counsel and Secretary

Statement for
Month/Year:	May 31, 1997

NON-DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED

1.	Title of Security:

	Transaction Date:
	Transaction Code:
	Security Acquired (A)
	or Disposed (D) of:
	Amount:
	Price:
	Ownership Form:

	AMOUNT OF SECURITIES BENEFICIALLY
	OWNED AT END OF YEAR:


DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED


1. 	Title of Derivative Security:	Share Equivalent Units

	Conversion or
	Exercise Price of
	Derivative Security:		N/A

	Transaction Date:		8-30-96

	Transaction Code:		A*

	Number of Derivative
	Securities Acquired
	(A)  or Disposed (D) of:	41.787 - (A)

	Date Exercisable:		N/A

	Expiration Date:		N/A

	Title:				Common Stock

	Amount of Shares:		41.787

	Price of Derivative
	Security:			$5.22

2.	Title of Derivative Security:	Share Equivalent Units

	Conversion or
	Exercise Price of
	Derivative Security:		N/A

	Transaction Date:		9-30-96

	Transaction Code:		A*

	Number of Derivative
	Securities Acquired
	(A)  or Disposed (D) of:	26.309 - (A)

	Date Exercisable:		N/A

	Expiration Date:		N/A

	Title:				Common Stock

	Amount of Shares:		26.309

	Price of Derivative
	Security:			$5.53

3.	Title of Derivative Security:	Share Equivalent Units

	Conversion or
	Exercise Price of
	Derivative Security:		N/A

	Transaction Date:		10-31-96

	Transaction Code:		A*

	Number of Derivative
	Securities Acquired
	(A) or Disposed (D) of:	22.480 - (A)

	Date Exercisable:		N/A

	Expiration Date:		N/A

	Title:				Common Stock

	Amount of Shares:		22.480

	Price of Derivative
	Security:			$4.86

4.	Title of Derivative Security:	Share Equivalent Units

	Conversion or
	Exercise Price of
	Derivative Security:		N/A

	Transaction Date:		11-29-96

	Transaction Code:		N/A*

	Number of Derivative
	Securities Acquired
	(A) or Disposed (D) of:	15.148 - (D)

	Date Exercisable:		N/A

	Expiration Date:		N/A

	Title:				Common Stock

	Amount of Shares:		15.148

	Price of Derivative
	Security:			$6.59

5.  	Title of Derivative Security:	Share Equivalent Units

	Conversion or
	Exercise Price of
	Derivative Security:		N/A

	Transaction Date:		12-31-96

	Transaction Code:		A*

	Number of Derivative
	Securities Acquired
	A)  or Disposed (D) of:	50.481- (A)

	Date Exercisable:		N/A

	Expiration Date:		N/A

	Title:				Common Stock

	Amount of Shares:		50.481

	Price of Derivative
	Security:			$5.95


6. 	Title of Derivative Security:	Share Equivalent Units

	Conversion or
	Exercise Price of
	Derivative Security:		N/A

	Transaction Date:		1-31-97

	Transaction Code:		A*

	Number of Derivative
	Securities Acquired
	(A) or Disposed (D) of:	49.188 - (A)

	Date Exercisable:		N/A

	Expiration Date:		N/A

	Title:				Common Stock

	Amount of Shares:		49.188

	Price of Derivative
	Security:			$4.79

7. 	Title of Derivative Security:	Share Equivalent Units

	Conversion or
	Exercise Price of
	Derivative Security:		N/A

	Transaction Date:		2-28-97

	Transaction Code:		A*

	Number of Derivative
	Securities Acquired
	(A) or Disposed (D) of:	41.620 - (A)

	Date Exercisable:		N/A

	Expiration Date:		N/A

	Title:				Common Stock

	Amount of Shares:		41.620

	Price of Derivative
	Security:			$5.45

8. 	Title of Derivative Security:	Share Equivalent Units

	Conversion or
	Exercise Price of
	Derivative Security:		N/A

	Transaction Date:		3-31-97

	Transaction Code:		N/A*

	Number of Derivative
	Securities Acquired
	(A) or Disposed (D) of:	2.612 - (D)

	Date Exercisable:		N/A

	Expiration Date:		N/A

	Title:				Common Stock

	Amount of Shares:		2.612

	Price of Derivative
	Security:			$5.56

9. 	Title of Derivative Security:	Share Equivalent Units

	Conversion or
	Exercise Price of
	Derivative Security:		N/A

	Transaction Date:		4-30-97

	Transaction Code:		A*

	Number of Derivative
	Securities Acquired
	(A) or Disposed (D) of:	.081 - (A)

	Date Exercisable:		N/A

	Expiration Date:		N/A

	Title:				Common Stock

	Amount of Shares:		.081

	Price of Derivative
	Security:			$5.06

10.	Title of Derivative Security:	Share Equivalent Units

	Conversion or
	Exercise Price of
	Derivative Security:		N/A

	Transaction Date:		5-30-97

	Transaction Code:		A*

	Number of Derivative
	Securities Acquired
	(A) or Disposed (D) of:	98.352 - (A)

	Date Exercisable:		N/A

	Expiration Date:		N/A

	Title:				Common Stock

	Amount of Shares:		98.352

	Price of Derivative
	Security:			$4.67

	NUMBER OF DERIVATIVE SECURITIES
	BENEFICIALLY OWNED AT END OF YEAR:	597.256
	(These Derivative Securities are Share Equivalent Units only.)

	Ownership Form of Derivative Security
	Direct (D) or Indirect (I):				(I)

	Nature of Indirect Beneficial Ownership:		By Deferred Compensation Plan
Signature:	/s/	Mitchell S. Block

	Date:	July 15, 1997

* Represents units credited to the reporting person's account under the Company's Deferred Compensation Plan in respect of salary deferrals and Company matching contributions net of units debited from the reporting person's account on account of fees and expenses incurred in connection with the administration of the plan and of the "rabbi trust" that holds assets earmarked to pay benefits under the plan. Such fees and expenses are paid by the trustee from the participants' accounts pursuant to the terms of the plan. Participants have no discretion with respect to the amount, timing and manner of liquidation of trust assets to pay such fees and expenses and the corresponding debits from their respective accounts.